ADAMS GRAIN CO.
                                         P. O. Box 799
                                      Arbuckle, CA 95712



May 28, 1998

Walt Ramazzini
S.H.F. Acquisition Corp.
4600 North Gate Blvd, Suite #13
Sacramento, CA 95834


Dear Walt:
The following terms and conditions will govern the storage agreement between Adams Grain Co. Inc. (AGCo) and S.H.F. Acquisition Corp. (SHF):

     1) SHF agrees to provide storage and drying at their facility located at 46735 County Road 32B, Davis, California. The facility consists of two buildings sized to each store 300,000 cwt. of wheat, corn, or safflower. Adams will be the sole tenant at the facility during this storage agreement. The contract period will be from June 1998 through May 31, 2002. This contract will be reviewed each May with an option to extend the contract an additional year if agreed by both SHF and AGCo.

     2) Adams will fill each building to capacity (as determined by SHF) at least once per year (June through May). AGCo will pay SHF as follows: A) Wheat - $0.10/cwt. receiving (as harvested- May through July), $0.075/cwt. (each for September and October), and $0.10/cwt. shipping (when loaded out). AGCo is responsible for an additional $0.05/cwt. charge on unused storage capacity if the building is filled at harvest, emptied before September, and then partially filled with another commodity. B) Corn - $0.175/cwt. receiving (on dried weight, as harvested-September through December) and $0.175/cwt. shipping (when loaded out). C) Safflower - $0.175/cwt. receiving, and $0.175/cwt. shipping.

     3) SHF will dry any corn that is 15.6% or higher moisture (per AGCo grade) to 14.5%. SHF shall store the corn at moistures between 14.0% and 15.5%. AGCo will pay SHF the following for drying (on received weight):

    Moist %          $/cwt            Moist %           $/cwt           Moist %            $/cwt
   15.6-15.9          0.30         20.0-20.9             0.45         25.0-25.9             0.70
   16.0-16.9          0.325        21.0-21.9             0.50         26.0-26.9             0.75
   17.0-17.9          0.35         22.0-23.9             0.55         27.0-27.9             0.80
   18.0-18.9          0.375        23.0-23.9             0.60         28.0-28.9             0.85
   19.0-19.9           0.40        24.0-24.9             0.65         29.0-29.9             0.90

     4) SHF will bill AGCo on the last day of each month for all drying, receiving, and shipping charges incurred that month. AGCo will reconcile the bill and pay within 20 days.

     5) SHF's receiving hours will coincide with AGCo's 102 facility harvest receiving hours until facility is filled. Otherwise, SHF's receiving/shipping hours will be 7AM to 3PM, Monday through Friday, excepting holidays.

     6) AGCo will deliver no more than 40 trucks of grain per day unless other arrangements are made with SHF. AGCo will grade all trucks prior to delivery and provide SHF with the grade for drying purposes. SHF will not dump any grain without an AGCo grade. SHF will provide AGCo with a composite sample of dried corn daily. This sample will be taken at the end of conveyance (where the grain enters the bin).

     7) SHF is responsible for maintaining quality of stored grain. SHF is liable for shrink on any corn less than 13.0% moisture. SHF will retain a probed sample of grain from every truck shipped from their facility for AGCo. Wheat and corn needing fumigation will be done at AGCo's recommendation and expense. SHF will convert tunnels from screens to perforated metal at SHF's expense, as required, for wheat storage.

     8) AGCo may inspect their grain stocks at any time during the storage period. AGCo will absorb 1 percent loss or gain on grain stored. SHF agrees that any loss or gain greater than 1 percent will be for their account. SHF will provide daily scale weights and monthly inventory statements to AGCo.

     9) In the event that SHF sells the facility to a third party during the term of this agreement, AGCo will fulfill the obligations for the current harvest year and reserves the right to retain or void the remaining years of the agreement.

Please sign below for confirmation of the agreement.  Thank you.

Sincerely,

/s/ Mike Adams

Mike Adams
Adams Grain Co. Inc.




 /s/ Walt Ramazzini

Walt Ramazzini
S.H.F. Acquisition Corp.